UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 17, 2006

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

In transactions that closed on August 17, 2006, and August 21, 2006, Smart Online, Inc. (the "Company") sold 50,000 shares of its common stock to The Blueline Fund ("Blueline"), a current investor of the Company, and 50,000 shares to an individual new investor, for an aggregate of 100,000 shares. The private placement shares were sold at $2.50 per share pursuant to Subscription Agreements between the Company and each of these investors. The aggregate amount raised in the private placement is $250,000. The Company, Blueline and the individual have entered into Subscriber Rights Agreements whereby the Company has an obligation to register the shares sold for resale by the purchaser by filing a registration statement on or before September 30, 2006. If a registration statement is not filed by that date, the Company is obligated to pay a penalty obtained by multiplying the total purchase price for the shares by 0.5% by the number of prorated thirty (30) day periods after the target registration date. At the Company sole's discretion, this penalty can be paid in the number of shares obtained by dividing the total penalty amount by the per share purchase price. These investors have also entered into Dribble Out Agreements with the Company pursuant to which they may sell up to twenty-five percent (25%) of these shares during any rolling thirty (30) day period, following the effective date of the registration statement.

The shares sold in these transactions were sold in reliance upon the exception afforded by Rule 506 of Regulation D of the Securities and Exchange Commission ("SEC") and Section 4(2) of the Securities Act of 1933, as amended. The sales are to accredited investors (as such term is defined in Rule 501(a) of Regulation D) who are acquiring shares of the Company for investment purposes only.

Proceeds from this transaction are expected to be used primarily to pay for ongoing operations, current liabilities, and legal and professional expenses related to matters regarding the internal investigation and the SEC matters, audit and professional fees related to SEC filings, and installment payments due the sellers for the acquisition of iMart Incorporated.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

August 22, 2006	By:	/s/ Michael Nouri

Name: Michael Nouri
Title: President and Chief Executive Officer